Exhibit 5.3

June 15, 2010

Virgin Media Secured Finance PLC

160 Great Portland Street

W1W 5QA

United Kingdom

Re:                               Senior Secured Notes Exchange Offer

Ladies and Gentlemen:

We have acted as counsel to those subsidiaries of Virgin Media Inc. listed in Schedule I attached to this letter (the “Colorado Partnerships”) in connection with the offer made by Virgin Media Secured Finance PLC (the “Issuer”) to exchange its new Senior Secured Notes due 2018 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its Senior Secured Notes due 2018 issued on January 19, 2010 (the “Outstanding Notes”).  The Colorado Partnerships are named as Guarantors in the Indenture described below and have provided a guarantee of the Outstanding Notes, which guarantee will also cover the Exchange Notes.  This opinion is furnished to you in connection with the registration of the Exchange Notes under the Securities Act, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”).  Unless defined in this opinion, capitalized terms are used herein as defined in the Indenture.

In so acting, we have reviewed executed originals or counterparts of the following documents (the “Colorado Partnership Transaction Documents’).

1.                                       Indenture dated January 19, 2010 (the “Indenture”), made by and among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance plc, Virgin Media Secured Finance plc as issuer, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee and paying agent and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg paying agent.

2.                                       The Guarantee Agreements dated January 19, 2010 (the “Guarantees”), each made by a Colorado Partnership for the benefit of the Holders and the Trustee.

We have reviewed such documents and made such examinations of law as we have deemed appropriate in connection with the opinions set forth below.  We have relied, without independent verification, on

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certificates of public officials, and, as to matters of fact material to our opinions, also without independent verification, on the representations contained in the Colorado Partnership Transaction Documents.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity and competence of natural persons, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the completeness of all documents reviewed by us.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             Each of Avon Cable Limited Partnership, Cotswolds Cable Limited Partnership, Edinburgh Cable Limited Partnership, Estuaries Cable Limited Partnership, Tyneside Cable Limited Partnership and United Cable (London South) Limited Partnership (collectively, the “Limited Partnerships”) is a limited partnership validly existing and in good standing under the laws of the State of Colorado.  Each of London South Cable Partnership and TCI/US West Cable Communications Group (collectively, the “General Partnerships”) is a partnership under the laws of the State of Colorado.

2.             Each of the Colorado Partnerships has the requisite entity power to enter into and perform its respective obligations under the Colorado Partnership Transaction Documents and to incur the obligations provided therein, and has taken all limited partnership or partnership action, as the case may be, necessary to authorize the execution, delivery and performance of the Colorado Partnership Transaction Documents to which it is a party.

3.             The Colorado Partnership Transaction Documents have been duly executed and delivered by each of the Colorado Partnerships.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

(a)           We express no opinion as to the application or requirements of federal or state securities, patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental, health and safety or tax laws in respect of the transactions contemplated by or referred to in the Colorado Partnership Transaction Documents.

(b)           We express no opinion as to the enforceability of the Indenture or the Guarantees.

We express no opinion on the laws of any jurisdictions other than the law of the State of Colorado.

This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.  We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.  In giving this consent, we do not hereby admit that we are in that category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ BALLARD SPAHR LLP

Schedule I

Colorado Partnerships

Avon Cable Limited Partnership

Cotswolds Cable Limited Partnership

Edinburgh Cable Limited Partnership

Estuaries Cable Limited Partnership

London South Cable Partnership

TCI/US West Cable Communications Group

Tyneside Cable Limited Partnership

United Cable (London South) Limited Partnership